Exhibit 99.1

N E W S   R E L E A S E

Contact:                 Media                                                                           Investors
Deanne Lane                                                               Edmund E. Kroll, Jr.
(314) 725-4477                                                              (212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES
BOARD MEMBER NOT STANDING FOR RE-ELECTION

ST. LOUIS (March 15, 2010) – Centene Corporation (NYSE: CNC) today announced that Steve Bartlett has decided not to stand for re-election to the company’s Board of Directors in order to devote more time to his other business and personal interests.  Mr. Bartlett, the President and Chief Executive Officer of The Financial Services Roundtable in Washington, D.C., has served as a director since May 2004.  Mr. Bartlett will continue to serve as a director until Centene’s next Annual Meeting of Stockholders, which is scheduled to be held on April 27, 2010.

“I want to personally thank Steve for his dedicated service and leadership,” said Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer.  “We greatly appreciate the contributions he has made to Centene as a director, and we hope to work with him again in the future.”

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals.  Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored programs, and Medicare (Special Needs Plans). Centene’s CeltiCare subsidiary offers states unique, “exchange-based” and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management. More information regarding Centene is available at www.centene.com.

###